SUNDANCE STRATEGIES SIGNS BINDING LETTER OF INTENT TO ACQUIRE PORTFOLIO OF LIFE INSURANCE POLICIES WITH FACE VALUE OF APPROXIMATELY $124 MILLION

PROVO, Utah, December 8, 2014 -- Sundance Strategies, Inc. (OTCBB: SUND), an innovative company engaged in acquiring life insurance settlements and related insurance contracts, policies and obligations, today announced that it has signed a binding Letter of Intent (“LOI”) to acquire a portfolio of life insurance policies from a life settlement fund.  Both parties anticipate closing this mostly stock transaction by December 31, 2014. At a valuation of $10 million, the total value of the transaction is equivalent to approximately $9.00 per share.

The policies have a combined face value at maturity of approximately $124 million and meet the stringent investment criteria of Sundance Strategies.  This portfolio has already been processed into the Company’s Net Insurance Benefit (NIB) structure. The NIB is the remaining cash available for Sundance when the policy face value has been paid to the Company after a policy matures, less the total of all premium payments, financing costs, MRI and all other expenses have been subtracted from that face amount.

Randy Pearson, President of Sundance Strategies, said, “We are very pleased to have this LOI in place and look forward to closing this transaction before the end of the calendar year. This acquisition brings us even closer to our $1 billion target.”

He added, “With our goal of acquiring $1,000,000,000 face value of life settlement policies within the next year, the cumulative effect of these layered, year-over-year cash flows, when the face death benefits are paid, will yield substantial growth to the Company.”

Sundance, in association with Senior Lenders, Reinsurance providers and a blue-chip service provider network, has been able to purchase, service and plan to hold to ultimate maturity portfolios that have financing for 100% of ongoing premium payments and risk mitigating reinsurance (“MRI”) that reduces the overall risk profile typically associated with maintaining life settlement portfolios.

Additional information about this LOI is contained in our 8-K Current Report dated December 5, 2014, which will be filed with the Securities and Exchange Commission on or about December 8, 2014.

Disclaimer

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the EDGAR Archives of the Securities and Exchange Commission at www.sec.gov.

Contact Information

Sundance Strategies

Porter LeVay and Rose

Michael Porter

212-564-4700

mike@plrinvest.com

Matt Pearson

801-705-8968

Chief Operations Officer

matt@sundancestrategies.com

Randy Pearson

801-705-8968

President

randy@sundancestrategies.com

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